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                                                                       EXHIBIT 2


                       NOTICE OF ADJUSTMENT OF RIGHTS

     Under the terms of the Stockholders Rights Agreement (the "Agreement") adopted by the Company's Board of Directors in March 1996, each outstanding share of the Company's Common Stock is accompanied by a Preferred Stock Purchase Right (a "Right"). Prior to the stock split effected April 24, 1998, each Right entitled a holder to buy one one-hundredth (.01) of a share of Series B Junior Participating Preferred Stock of CLARCOR (the "Preferred Stock") at a price (the "Exercise Price") of $80 subject to adjustment upon a stock split. Following the stock split, each Right (whether such Right is associated with "old" CLARCOR certificates or with new certificates issued in connection with the split) entitles the holder to purchase .67 of one-hundredth (.0067) of a share of Preferred Stock, at an Exercise Price of $53.33. The Rights are exercisable only if (i) an individual or group announces a tender offer or intentions to commence a tender offer for 15% or more of CLARCOR's outstanding common stock; or (ii) an individual or group actually acquired 15% or more of CLARCOR's outstanding common stock. The Rights expire on April 25, 2006. Distribution of the additional Rights resulting from the stock split do not constitute taxable income for federal income tax purposes.

     The foregoing description is qualified in its entirety by reference to the Stockholders Rights Agreement between the Company and First Chicago Trust Company of New York dated as of March 28, 1996 which was filed on Form 8-K, dated April 3, 1996.